Exhibit 2.6

AGREEMENT OF SALE

BIG BOULDER CORPORATION

AND

JFBB SKI AREAS, INC.

TABLE OF CONTENTS

Page
1. Sale and Purchase of Property	1
2. Access to Seller’s Records, etc.	3
3. Purchase Price	3
4. Quality of Title	4
5. Representations, Covenants and Warranties of Seller and Buyer	6
6. Assessments; Violations	11
7. Risk of Loss	11
8. Condemnation	12
9. Buyer’s Inspections and Tests; Subdivision Approvals	13
10. Office Lease/ Licenses	14
11. Conditions to Obligations; “As Is” Sale	15
12. Closing	17
13. Provisions with Respect to Closing	17
14. Brokerage	22
15. Operations Prior to Closing	22
16. Default	24
17. Time of Essence	25
18. Waiver of Conditions	25
19. Further Assurance	25
20. Integration-Merger	25
21. No Recording	26
22. Notice	26
23. Miscellaneous	27
24. Right of First Refusal	28
25. Severability of Provisions	28
26. Non-Disclosure	29
27. Indemnification	29
28. Escrow	30
29. Coal Notice	30

* Exhibit “A” Legal Description/ Plan of Overall Seller Property
Exhibit “B” Legal Description of ski area parcel
Exhibit “B-1” Subdivision plan
Exhibit “C” Schedule of Permits and Licenses
Exhibit “D” INTENTIONALLY OMITTED
Exhibit “E” INTENTIONALLY OMITTED
Exhibit “F” Schedule of Litigation (Seller)
Exhibit “G” Schedule of Leases
Exhibit “H” Schedule of Litigation (Buyer and PEAK)
Exhibit “I” Schedule of Environmental Claims (Buyer and PEAK)
Exhibit “J” Form of Office Lease
Exhibit “K” Form of overlook/ main parking lot License Agreement
Exhibit “L” Form of Mountain PASS License Agreement

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Exhibit “M” Form of lakeside parking License Agreement
Exhibit “N-1” Form of equipment area License Agreement
Exhibit “O” Form of Road “C” License Agreement
Exhibit “P” Form of Road “G” License Agreement
Exhibit “Q” Form of Deed
Exhibit “R” Lease termination agreement
Exhibit “S” License Assignment
Exhibit “T” Declaration of Covenants, Easements and Restrictions
Exhibit “U” Memorandum of Right of First Refusal
Exhibit “V” Bill of Sale
Exhibit “W” INTENTIONALLY OMITTED
Exhibit “X” INTENTIONALLY OMITTED
Exhibit “Y” INTENTIONALLY OMITTED
Exhibit “Z” INTENTIONALLY OMITTED
Exhibit “AA” Deposit Escrow Agreement
Schedule 1(E) Trademarks, Tradenames and Logos

*                 These exhibits and schedules have been omitted from Exhibit 2.4 pursuant to Item 601(b)(2) of Regulation S-K. We will promptly furnish a copy of such exhibits and schedule to the Securities and Exchange Commission upon request.

ii

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (“Agreement”) is made as of the 31 day of October, 2011 (the “Execution Date”), by and among BIG BOULDER CORPORATION, a Pennsylvania corporation (“Seller”), and JFBB SKI AREAS, INC., a Missouri corporation (“Buyer”).

RECITALS

A. Seller is the owner of certain lands in Kidder Township, Carbon County, Pennsylvania (“Overall Seller Property”), as shown on Exhibit A, attached hereto and incorporated herein, and all rights and privileges thereto appertaining.

B. Seller leases a portion of said Overall Seller Property to Buyer pursuant to that Lease by and between Seller, as landlord, and Buyer, as tenant, dated as of December 1, 2005 (the “Big Boulder Lease”), which Big Boulder Lease is incorporated herein by reference.

C. Seller desires to sell, convey, transfer and assign to Buyer, and Buyer desires to acquire from Seller, a portion of the Overall Seller Property, including that portion of the Overall Seller Property subject to the Big Boulder Lease, and rights and privileges, on the terms and subject to the conditions hereinafter set forth.

D. At Closing (defined below) Seller and Buyer will terminate the Big Boulder Lease pursuant to that Lease Termination Agreement (defined below).

E. Buyer is a subsidiary of Peak Resorts, Inc. (“Peak”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

1. Sale and Purchase of Property

Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the respective rights, title and interest of Seller in and to the following parcel of land located in Kidder Township, Carbon County, Pennsylvania which constitutes a portion of the Overall Seller Property: (i) that certain improved parcel of land used for the Big Boulder Ski Area and containing approximately 111.29 acres, as more fully described by a legal description attached hereto as Exhibit “B”, and as shown on the Subdivision Plan attached hereto as Exhibit “B-1 “, and incorporated herein by reference (“Ski Area Parcel”) (Ski Area Parcel is sometimes hereinafter referred to as the “Land”); and unless specifically excepted in this Agreement, together with the following:

(a) all buildings and other improvements presently erected on the Land (the “Improvements”);

(b) all rights, privileges, grants and easements appurtenant to Seller’s interest in the Land, including without limitation, all easements, licenses, covenants and rights-of -way or other appurtenances used in connection with the beneficial use and enjoyment of the Land subject to the provisions of this Agreement; excluding, however, all of Seller’s right, title and interest in and to all land lying in the bed of any public or private street, road or alley with respect to the Land, (the Land, the Improvements and all such included rights, privileges, easements, grants and appurtenances are sometimes referred to herein as the “Real Property”);

(c) all personal property, equipment, inventory and fixtures owned by Seller and located on or at the Real Property, other than that located in the Seller Leased Premises (defined below), or used exclusively in connection with the Real Property, unless otherwise specifically excluded pursuant to this Agreement or conveyed to Buyer pursuant to the Big Boulder Lease (the “Personal Property”);

(d) all leases and other agreements with respect to the use and occupancy of the Real Property, together ‘with all amendments and modifications thereto and any guaranties provided thereunder (individually, a “Lease”, and collectively, the “Leases”), and rents, additional rents, reimbursements, profits, income, receipts from and after the Closing Date (subject to adjustment as provided herein) and the amount deposited (the “Security Deposits”) under any Lease in the nature of security for the performance of the obligations of the tenant or user (individually a “Tenant”, and collectively, the “Tenants”) under the Leases;

(e) all of Seller’s right and interest (if any) in and to those trademarks, tradenames and logos used in connection with the use of the Real Property as the Big Boulder Ski Resort specifically set forth on Schedule 1(e) attached hereto and incorporated herein, and all goodwill, if any, related to said names and logos, all for which Buyer shall have the sole and exclusive rights (collectively, the “Tradenames”); provided that Seller makes no representation or warranty as to title, validity or exclusivity of any of the Tradenames; and provided further that Buyer grants to Seller a non-exclusive, royalty-free license to use names such as “Big Boulder” and “Big Boulder Mountain” in connection with the future use, development, marketing and disposition of the Remaining Seller Property, or any portion thereof, as more fully set forth in the Easement Agreement (defined below) to be executed by Seller and Buyer. Seller agrees that the quality of all goods or services it provides in connection with the “Big Boulder” or “Big Boulder Mountain” names shall be of a standard commensurate with quality standards in the hospitality industry, and shall be at least equal to the quality of the services currently provided by Seller;

(f) all of Seller’s transferable right and interest in those permits, licenses, guaranties, approvals, certificates and warranties heretofore obtained by Seller and now existing relating to the Real Property and the Personal Property (collectively, the “Permits and Licenses”) set forth on Exhibit “C”; and

The Real Property, the Personal Property, the Leases, the Tradenames, Permits and Licenses, and the other property interests being conveyed hereunder are hereinafter collectively referred to as the “Property”. That portion of the Overall Seller Property other than the Real Property shall be known, for the purposes of this Agreement, as the “Remaining Seller Property”.

2. Access to Seller’s Records, etc.

(a) Buyer acknowledges that it has had the opportunity to review all relevant plans, surveys, title reports, leases, reports and other books and records relating to the Property, if any, which are in Buyer’s or Seller’s possession or within Buyer’s or Seller’s control, and acknowledges that the sale of the Property to Buyer by Seller is not contingent upon Buyer’s review of such materials. Seller makes no representation regarding the content of the foregoing materials in Seller’s control or possession (“Seller Materials”) or the ability of Buyer to use the same except that Seller covenants that Seller did not knowingly provide to Buyer any such documents which are known to Seller to contain material inaccuracies, Buyer may, at its sole cost and expense, make copies of the Seller Materials at the offices of Seller. All Seller Materials supplied to Buyer by Seller shall be dealt with on a confidential basis; provided that disclosure may be made by Buyer, subject to the same obligation of confidentiality, to Buyer’s employees, agents, attorneys, accountants, professional consultants, and to Buyer’s prospective institutional lender(s), investors, assignees, partners, shareholders, members and its/their attorneys, accountants, professional consultants for purposes of evaluating and implementing the transactions described herein and related financing. In no event shall Buyer utilize, copy, quote or reference any of such Seller Materials provided, or any representation made, by Seller or anyone for or on behalf of Seller to Buyer or to any person or entity for or on behalf of Buyer, in any syndication or other public or private offering of securities, unless in each case the prior written consent of Seller is obtained respecting each such instance.

(b) To Seller’s Knowledge no information contained in any of the Seller Materials provided by Seller to Buyer is inaccurate, untrue or misleading in any material respect (“Seller’s Knowledge”). For purposes of this Agreement, Seller’s Knowledge is limited to the actual knowledge of Eldon Dietterick and Richard T. Frey, without independent review, investigation or inquiry.

3. Purchase Price

The total purchase price (“Purchase Price”) for the Property shall be the sum of THREE MILLION THREE HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($3,350,000), which Purchase Price shall be payable as follows:

(a) Upon Buyer’s (or its counsel’s) receipt of a counterpart of this Agreement executed by both parties, the sum of THIRTY FIVE THOUSAND AND 00/100 DOLLARS ($35,000) (the “Deposit”) shall be paid immediately to the Escrow Agent (as hereinafter defined) by wire transfer of immediately-collectible funds or the delivery of Buyer’s check, which Deposit shall be non-refundable except (i) in the event that Seller fails to close on or before the Outside Closing Date, or (ii) as otherwise specifically provided in this Agreement;

(b) The balance of the Purchase Price, subject to adjustment as provided herein, shall be paid to Seller by Buyer at Closing (hereinafter defined) as follows:

(1) the sum of THREE MILLION THREE HUNDRED FIFTEEN THOUSAND and 00/100 DOLLARS ($3,315,000) shall be paid to the Seller by wire transfer of immediately-collectible funds.

4. Quality of Title

(a) Title to the Real Property (including without limitation Buyer’s rights to use any easements appurtenant to the Real Property) at the Closing shall be conveyed in fee simple and shall be (i) good and marketable and free and clear of all liens, encumbrances, restrictions, easements and other exceptions or objections to title, except for the Permitted Exceptions (as hereinafter defined), and (ii) insurable as aforesaid by Stewart Title Guaranty Insurance Company at regular standard rates pursuant to a 2006 ALTA Owner’s Policy Form (“Title Policy”) as provided by Pocono Area Abstract company (“Title Company”). The term “insurable” as used in this Agreement is hereby defined to mean title which is insurable pursuant to the Title Policy at standard rates (without special premium) by the Title Company without exception other than the Permitted Exceptions Seller will provide such customary title affidavits as the Title Company shall require in order to down-date the title insurance commitment to the date of Closing and to remove the printed exceptions for liens and encumbrances recorded prior to the recording of the Deed.

(b) Promptly after the execution hereof, Buyer shall, at its expense, obtain from the Title Company a commitment for title insurance in the amount of the Purchase Price (the “Commitment”) for the Property. Buyer has been provided with an updated survey (“Survey”) of the Property. The cost and expense of such Survey will be shared equally by Seller and Buyer. Promptly upon receipt, Buyer shall furnish to Seller a copy of the Commitment. No later than 5:00 p.m. Eastern Time on November 4, 2011, Buyer shall give written notice to Seller of any matters affecting title to the Property and disclosed in the Commitment or the Survey which are disapproved by Buyer and not otherwise expressly permitted as exceptions to title under the terms of this Agreement. No such notice need be given concerning unpaid real estate taxes or assessments or water and sewer rents, all of which (excepting requirements specifically applicable to Buyer) Seller shall be responsible to remove at Closing in accordance with the allocations set forth herein. The failure of Buyer to deliver any such written notice of disapproval prior to 5:00 p.m. Eastern Time on November 4, 2011 shall be deemed to constitute Buyer’s approval of the condition of title of the Property as shown in the Commitment and the Survey, excepting Liquidated Liens (as hereinafter defined), which Liquidated Liens Seller shall be responsible to pay and satisfy (or otherwise obtain the discharge and release of the Property therefrom) at Closing (subject to any adjustments of any such items, such as real estate taxes and water and sewer rents, expressly provided for hereunder). “Liquidated Liens” means all unpaid mortgages, judgments, mechanic’s liens and claims (filed or unfiled), whether or not any of the same shall be contested, and comparable liens, claims, encumbrances and other defects of title of a nature susceptible of satisfaction, discharge, release or removal at or prior to Closing by the payment of an ascertainable and liquidated sum of money or by the posting of a judicial bond for an ascertainable and liquidated sum of money, and otherwise without any judicial or quasi-judicial proceedings on the part of Seller, and all of Seller’s share of real estate taxes, assessments and utility charges as otherwise allocated to, and to be borne by, Seller pursuant to the express terms set forth elsewhere in this Agreement.

(c) If Buyer disapproves of any matter or matters shown in the Commitment or the Survey by delivering timely written notice of such disapproval to Seller, as provided above, and if Seller notifies Buyer within five (5) business days after receipt of Buyer’s written notice of disapproval that Seller is unwilling or unable by the exercise of its reasonable efforts

(which shall not require the institution of any judicial or quasi-judicial proceedings on the part of Seller for the elimination or reformation thereof) to eliminate such matters (provided, however, that Seller shall not be required to make any effort to eliminate any utility easement), and if the Title Company does not agree to insure over (in a manner reasonably satisfactory to Buyer), any such matter or matters, or if Seller is unable to perform its obligations under subparagraphs (e), (f) or (g) of this Paragraph 4, Buyer may elect as Buyer’s sole remedy, by written notice to Seller delivered within five (5) business days after written notice from Seller of Seller’s unwillingness or inability to eliminate such matter(s), but not later than the final date for Closing hereunder, either:

(i) to waive such disapproval and to accept title to the Property subject to such uncorrected title matters disclosed by the Commitment (without abatement of the Purchase Price, but subject to Seller’s obligation, nevertheless, to eliminate Liquidated Liens, as provided above); or

(ii) to terminate this Agreement and receive a refund of the Deposit from Escrow Agent, less Buyer’s share of the costs of the Survey.

All title matters disclosed by the Commitment and either approved or deemed to be approved by Buyer pursuant to this Paragraph 4, together with the Leases (as hereinafter defined), public and private rights and easements within adjoining public streets and public rights of way, utility easements for service to the Real Property, and standard printed “Exclusions from Coverage” under Buyer’s policy of title insurance, and also including any survey exception or exclusion, shall be “Permitted Exceptions” for purposes of this Agreement. Buyer agrees and acknowledges that the BB ROFR (defined below) shall be a Permitted Exception. Buyer shall exercise its discretion to approve or disapprove any other title matter reasonably and in good faith.

(d) Title to the Personal Property shall be good and marketable and free and clear of all liens, security interests and other encumbrances excepting the Leases and Permitted Exceptions.

(e) On the Closing Date, Seller shall deliver to Title Company payoff statements or other instructions from the holders of mortgages and other monetary liens setting forth the liquidated amounts required sufficient to obtain the discharge or release any such mortgages or other monetary liens on the Property which Seller is obligated to pay and discharge pursuant to the terms of this Agreement.

(f) If the Title Commitments disclose judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, Seller, on request, shall deliver to the Title Company reasonable affidavits showing that such judgments, bankruptcies or other returns are not against Seller, or any affiliates or shall otherwise endeavor to reasonably satisfy the Title Company to remove any exceptions therefor from the Title Policy.

(g) If, at the Closing Date, it appears that the Property may be or is subject to, as a result of the actions of Seller, mechanics’ or materialmen’s liens or the lien of decedent’s debts, Seller shall, at Seller’s cost and expense, provide to the Title Company such information, documents and assurances reasonably required by the Title Company to remove any exceptions therefor from the Title Policy. Buyer shall take title to the Property subject to any mechanics’ or materialmen’s liens which are the result of the use and occupancy of the Property by Buyer pursuant to the Big Boulder Lease.

5. Representations, Covenants and Warranties of Seller and Buyer

(a) Seller represents, covenants and warrants as of the date hereof (and, as a condition to Buyer’s obligation to complete Closing, Seller shall reaffirm the following at and as of the date of Closing, and all such representations, covenants and warranties shall survive the Closing under this Agreement unless otherwise expressly provided below, and as to those surviving Closing, for the periods described below) as follows:

(i) That Seller has indefeasible fee simple title to the Property. This representation shall merge into Seller’s deed at Closing and shall not survive Closing.

(ii) That possession of the Property will be delivered to Buyer at Closing free and clear of all leases, tenancies and occupancies, excepting only the Leases. This representation shall survive for a period of nine (9) months after the Closing Date.

(iii) To Seller’s Knowledge, that there is no litigation or proceeding pending involving the Property, and no material legal action or proceeding is pending against Seller that would impair the Seller’s, ability to perform its obligations under this Agreement, nor to Seller’s Knowledge has Seller received actual notice threatening such litigation or proceeding, with the exception only of (i) any claim or litigation covered (as to defense costs and liability subject to coverage limits) by insurance policies maintained by Seller (as to which Seller agrees to request and endeavor to obtain from Seller’s insurer, and to deliver to Buyer promptly upon receipt thereof, a schedule identifying any such claims or litigation now pending), and (ii) any of the same identified on Exhibit “F” attached hereto and made a part hereof. Seller makes no representation as to any litigation (actual, threatened, or pending) which arises or results from the actions or omissions of Buyer under the Big Boulder Lease. This representation shall survive for a period of nine (9) months after the Closing Date.

(iv) That Seller has the full right, power and authority to enter into and perform this Agreement and to sell and convey the Property to Buyer as herein provided. The person(s) executing this Agreement on behalf of Seller has full and complete authority to do so and to bind Seller thereby, and such execution has been duly authorized by all requisite action (if any is required) of Seller. The joinder of no person or entity other than Seller will be necessary to convey, on the terms set forth herein, the Property fully and completely to Buyer at Closing. The representation contained in the first two sentences of this subparagraph shall survive for the duration of any obligations or liabilities of Seller under this Agreement; and the representation contained in the immediately-preceding sentence of this subparagraph shall merge into Seller’s Deed at Closing and shall not survive Closing.

(v) That this Agreement, when executed by Seller, shall constitute a valid, legal and binding obligation of Seller. The representation contained in this subparagraph shall survive as to Seller for the duration of any obligations or liabilities of Seller’s under this Agreement.

(vi) Annexed hereto as Part I of Exhibit “G” and made a part hereof is a true and complete schedule identifying each Lease affecting the Property as of the Execution Date, together with all amendments thereto. Each of the Leases identified on Exhibit “G” and each lease hereafter entered into by Seller with the consent of Buyer, is referred to as a “Lease”; and all of such leases are herein collectively included in the terms “Lease” and “Leases” as used in this Agreement. Copies of the Leases now existing have been or will be provided to Buyer, and Seller represents and warrants that such copies delivered or to be delivered to Buyer by Seller are or will be true and complete. JFBB acknowledges that it is in possession of a true and correct copy of the Big Boulder Lease. These representations shall survive for a period of nine (9) months after the Closing Date.

(vii) The consummation of the transaction contemplated by this Agreement shall not result in any breach of the provisions of or constitute a default under any agreement, mortgage, contract or other instrument to which Seller is a party or by which Seller may be bound. The representation contained in this subparagraph shall survive for the duration of any obligations or liabilities of Seller under this Agreement.

(viii) To the Seller’s Knowledge, Seller has not received written notice from any governmental or municipal authority, informing Seller that any condition of the Property constitutes an uncorrected violation(s) of any applicable municipal code or of any other federal, state or municipal law, ordinance or regulation affecting the Property and Seller has no actual knowledge of any such condition. This representation shall survive for a period of nine (9) months after the Closing Date.

(ix) To the Seller’s Knowledge, Seller has not received any notice that any of, the Permits and Licenses are subject to, or in jeopardy of revocation or non-renewal. This representation shall survive for a period of nine (9) months after the Closing Date.

(x) Seller is a corporation organized and in good standing under the laws of the Commonwealth of Pennsylvania. The foregoing representation shall merge into Seller’s Deed at Closing and shall not survive Closing.

(xi) No person or entity has any option, right of first refusal or similar right to purchase all or any portion of the Property except for Buyer under the Big Boulder Lease (“BB ROFR”). The foregoing representation shall merge into Seller’s Deed at Closing and shall not survive Closing.

(xii) Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally. This representation shall survive for a period of one (1) year after Closing.

(xiii) The zoning classification for the Real Property is RC — Resort Commercial.

Seller shall indemnify, defend and hold harmless Buyer from and against all claims, liabilities, losses, damages (excluding punitive and consequential damages), penalties and reasonable costs, foreseen or unforeseen including, without limitation, reasonable counsel, engineering and other professional or expert fees, which Buyer may incur, resulting directly or indirectly, solely from any breach of any of the foregoing express representations or warranties by Seller; provided in each case, however, that Buyer’s written claim stating the nature of such breach with reasonable particularity shall have been received by Seller prior to the expiration of the applicable survival period for the representation or warranty alleged to have been breached.

(b) Buyer, and where relevant Peak, represents, covenants and warrants both as of the date hereof (and, as a condition to Seller’s obligation to complete Closing, Buyer, and where relevant Peak, shall reaffirm at and as of the date of Closing, and all such representations, covenants and warranties shall survive the Closing for so long as any of the obligations of Buyer under this Agreement otherwise remain outstanding) as follows:

(i) That Buyer has the full right, power and authority to enter into and perform this Agreement and to purchase and accept the conveyance of the Property to Buyer as herein provided. The person(s) executing this Agreement on behalf of Buyer has full and complete authority to do so and to bind Buyer thereby, and such execution has been duly authorized by all requisite action of Buyer.

(ii) That this Agreement, when executed by Buyer, shall constitute a valid, legal and binding obligation of Buyer.

(iii) That the consummation of the transaction contemplated by this Agreement shall not result in any breach of the provisions of or constitute a default under any agreement, mortgage, contract or other instrument to which Buyer or Peak is a party or by which Buyer or Peak may be bound.

(iv) To Buyer’s Knowledge and Peak’s Knowledge, there is no litigation or proceeding pending involving the Property, and no material legal action or proceeding is pending against Buyer or Peak that would impair that Buyer’s ability to perform its obligations under this Agreement, nor has Buyer or Peak received actual notice threatening such litigation or proceeding, with the exception only of (i) any claim or litigation covered (as to defense costs and liability subject to coverage limits) by insurance policies maintained by Buyer (as to which Buyer agrees to request and endeavor to obtain from Buyer’s insurer, and to deliver to Seller promptly upon receipt thereof, a schedule identifying any such claims or litigation now pending), and (ii) any of the same identified on Exhibit “H” attached hereto and made a part hereof. This representation shall survive for a period of nine (9) months after the Closing Date.

(v) Except as disclosed on Exhibit “I” attached hereto and made a part hereof, to Buyer’s Knowledge and Peak’s Knowledge, there are no: (A) Environmental Claims (as defined below) that have been asserted or overtly threatened against or with respect to the Real Property; (B) above-ground or Underground Storage Tanks (as defined below) that are now, or have been in the past, located in or under the Real Property, whether or not the same have been registered; (C) Hazardous Materials (as defined below) which have been discharged, located, stored, generated, produced, processed, treated or disposed of in, on or under the Real Property in any quantities, concentrations or manner of use that violate any presently applicable Environmental Laws and would now or hereafter (under existing Environmental Laws as presently applied) require remediation thereunder; (D) presence on the Real Property of any asbestos or asbestos containing material in any friable state or otherwise in violation of Environmental Laws; and (E) presence on the Real Property of any transformers and capacitators containing polychlorinated biphenyls (“PCBs”), and which are not in compliance with all Environmental Laws. Any and all “PCB Items”, as defined in 40 C.F.R., Sec. 761.3, located on or affecting the Real Property, are identified in “Exhibit “I” hereto. This representation shall survive for a period of nine (9) months after the Closing Date.

(vi) The term “Hazardous Materials” shall mean any substance, material, waste, gas or particulate matter which is regulated by any governmental authority, the Commonwealth of Pennsylvania, or the United States Government, including, but not limited to any material or substance which is: (i) defined as a “hazardous waste”, “hazardous material”, “hazardous substance”, “extremely hazardous waste”, or “restricted hazardous waste” or words of similar import under any provision of any applicable Environmental Law; (ii) petroleum or petroleum products; (iii) asbestos; (iv) polychlorinated biphenyl; (v) radioactive material; (vi) radon gas; (vii) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. §1251 et seq. (33 U.S.C. §1317); (viii) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903); or (ix) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 41 U.S.C. § 9601 et seq. (42 U.S.C. § 9601). The term “Environmental Laws” shall mean all statutes specifically described in the foregoing sentence and all federal, state and local environmental health and safety statutes, ordinances, codes, rules, regulations, orders and decrees regulating, relating to or imposing liability or standards concerning or in connection with Hazardous Materials. The term “Environmental Claim” shall mean any written administrative regulatory or judicial action, suit, demand, demand letter, claim, lien, notice of non-compliance or violation, investigation or proceeding relating in any way to any applicable Environmental Law or any permit issued under any such applicable Environmental Law including, without limitation, (a) by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment as a result of the presence of Hazardous Materials. “Tank Laws” shall mean the Pennsylvania Storage Tank and Spill Prevention Act, 35 Pa. Cons. Stat. § 6020.101, et. seq., the Pennsylvania Underground Storage Act, 58 Cons. Stat. § 451, et. seq. and the federal Underground Storage Tank Law (Subtitle I) of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq., together with any amendments thereto, regulations promulgated thereunder, and all substitutions thereof; and any successor legislation and regulations. “Underground Storage Tank” shall mean each and every “underground storage tank”, whether or not subject to the Tank Laws, as well as the “monitoring system”, the “leak detection system”, the “discharge detection system” and the “tank system” associated with the “underground storage tank”, as those terms are defined by the Tank Laws.

(vii) There is no ongoing improvement work which Buyer or Peak expects to complete prior to Closing and no work has been performed at the Real Property by Buyer which would require an amendment to any existing or the issuance of a new certificate of occupancy which has not been obtained or which Buyer expects to obtain prior to Closing. All bills and claims for labor performed and materials furnished to or for the benefit of the Property as a result of work performed by Buyer will be paid in full on the Closing Date or Buyer shall make adequate provision for the payment thereof to the extent any of the same are unpaid.

(viii) Buyer and Peak warrant that Buyer is in sole possession of the Leased Premises, as that term is defined in the Big Boulder Lease, and that Buyer has not subleased or granted any right of occupancy to any third party, or assigned its interest in the Big Boulder Lease. This representation shall survive for a period of nine (9) months after the Closing Date.

(ix) Intentionally omitted.

(x) Buyer and Peak represent and warrant there are no unpaid obligations due and owing by Buyer or Peak to any vendors providing goods or services under the Big Boulder Lease, and that Buyer and Peak shall pay and perform all obligations of Buyer and Peak under any such service contract arising through the date of Closing.

For purposes of this Agreement, “Buyer’s Knowledge” is limited to the actual knowledge of Jesse Boyd, Timothy Boyd, and Stephen Mueller, without independent review, investigation or inquiry.]

For purposes of this Agreement, “Peak’s Knowledge” is limited to the actual knowledge of Jesse Boyd, Timothy Boyd, and Stephen Mueller, without independent review, investigation or inquiry.

Buyer and Peak shall jointly and severally indemnify, defend and hold harmless Seller from and against all claims, liabilities, losses, damages (excluding punitive and consequential damages), penalties and reasonable costs, foreseen or unforeseen including, without limitation, reasonable counsel, engineering and other professional or expert fees, which Seller may incur, resulting directly or indirectly, solely from any breach of any of the foregoing express representations or warranties by Buyer, and where relevant Peak; provided in each case, however, that Seller’s written claim stating the nature of such breach with reasonable particularity shall have been received by Buyer, and where relevant Peak, prior to the expiration of the applicable survival period for the representation or warranty alleged to have been breached.

(c) The foregoing representations by Buyer, Peak and Seller do not omit any material fact, which omission renders the same misleading in any material respect.

(d) In the event either party shall believe it has a claim for the breach of any of the foregoing representations and warranties after the completion of the Closing, such claim shall be asserted in writing to the other party within the period of survival of such representation or warranty (if any) or the same shall be deemed to have been waived. If Buyer actually determines prior to Closing that any representation, warranty or covenant by Seller has been breached, Buyer will promptly notify Seller in writing; and failure on the part of Buyer to so notify Seller shall conclusively be deemed to constitute Buyer’s waiver of such breach.

6. Assessments; Violations

(a) To Seller’s Knowledge, there are no unpaid assessments presently outstanding against the Property excepting customary real estate taxes not yet due and payable (subject to allocation as provided elsewhere in this Agreement), and any unpaid assessments or installments thereof now appearing as a matter of public record. Buyer shall be responsible to pay for all installments of municipal or other governmental assessments levied against the Property after the execution of the Big Boulder Lease and prior to the Execution Date, or levied against the Property after the Execution Date by reason of work ordered, commenced and completed by Buyer prior to the Execution Date, to the extent such installments become due and payable prior to Closing; and, if Closing payable after Closing and for all assessments levied against the Property after the Execution Date by reason of work or improvements ordered, commenced or completed after the Execution Date, if any.

(b) In the event that any notice of any violation of any section of any municipal code or of any other federal, state or municipal law, ordinance or regulation is received by Seller after the Execution Date but before Closing, Seller shall give Buyer prompt written notice thereof. In that event, Buyer shall agree to correct such violation or to credit to Seller the reasonable estimated cost of such correction at Closing. It is intended that the Property is to be conveyed to Buyer at Closing subject to any presently-existing conditions thereof which may constitute violations of any section of any municipal code or of any other federal, state or municipal law, ordinance or regulation. Accordingly, if any notice of any violation of any of the section of any municipal code or of any other federal, state or municipal law, ordinance or regulation affecting the Property is issued after the Execution Date and before Closing, or if any notice of any violation of any of the section of any municipal code or of any other federal, state or municipal law, ordinance or regulation affecting the Property is first received by Seller after the date of Closing (notwithstanding that such notice may be issued but not received prior to the date of Closing), Buyer shall be responsible, at Buyer’s sole expense, to cause the same to be cured and dismissed of record, provided Closing is otherwise completed hereunder. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall be solely responsible for correcting, at its sole cost and expense, any violation of any of the section of any municipal code or of any other federal, state or municipal law, ordinance or regulation affecting the Property which was issued after the execution of the Big Boulder Lease.

(c) The provisions and obligations under this Paragraph shall survive Closing hereunder.

7. Risk of Loss

(a) The parties agree that no fire or other casualty shall affect the rights and obligations of the parties under this Agreement, nor shall Seller be required to repair any damage from a fire or other casualty. Buyer shall not be permitted to terminate this Agreement as a result of any damage to the Property from a fire of other casualty. As between Buyer and Seller,

Seller does not have any obligation to maintain or repair the Property or to place or maintain or pay for any property insurance for the Property, and Buyer hereby assumes all risk of loss or damage to the Property from the date of this Agreement to and including the Closing. Buyer hereby irrevocably and unconditionally waives and releases any claim it may hereafter have or become entitled to assert against Seller arising from or relating to any such casualty damage or destruction, howsoever and by whomsoever caused or absence or lapse of property insurance coverage. If Seller received insurance proceeds from a fire or other casualty, Seller shall be entitled to retain the insurance proceeds without accounting for same to Buyer.

8. Condemnation

(a) If, prior to Closing, any part of the Property is condemned by governmental or other lawful authority asserting the right of eminent domain, or Seller receives notice of any proposed or actual condemnation, taking by eminent domain, or similar proceeding with respect to all or any part of the Property, Seller shall promptly notify Buyer in writing; and, if such taking shall constitute a Material Taking (as defined below), Buyer shall have the option, by written notice to Seller or to Seller’s counsel or agent within fifteen (15) days after Buyer receives written notice from Seller or Seller’s counsel or agent concerning such condemnation, of (i) terminating this Agreement, whereupon this Agreement shall be deemed terminated as of the date of notice, and all rights, duties, obligations and liabilities of the parties hereunder shall cease and terminate, or (ii) proceeding with the Closing.

(b) If Buyer does not elect (or does not have the right to elect) to terminate this Agreement pursuant to subparagraph 8(a), above, then Seller shall not consent to a negotiated or compromise settlement of any condemnation, eminent domain or other similar proceeding without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. If Buyer does not elect to terminate this Agreement as aforesaid, this Agreement shall remain in full force and effect as to any residue of the Property not taken or proposed to be taken by condemnation or eminent domain or other similar proceedings and Seller shall credit the entire amount of any condemnation or eminent domain awards or proceeds to Buyer at Closing hereunder, or, in the event such proceeds have not been paid to Seller as of the date of Closing, Seller shall irrevocably assign to Buyer, at Closing, Seller’s right to receive such proceeds, and excepting any expenditures for which Seller is entitled to be repaid out of such proceeds (which shall be settled with the insurer cooperatively by Seller and Buyer, acting reasonably and in good faith), Buyer shall, after Closing, have the sole right to settle any claim in connection therewith.

(c) A “Material Taking” shall mean any condemnation, taking by eminent domain or any similar proceeding which adversely affects the Real Property by: (i) preventing the use of the Ski Area Parcel as a public ski area (ii) eliminating access to the Property from any public roads abutting the Real Property; or (iii) diminishing materially the number of parking spaces available on the Real Property (after reasonable relocation thereof), so as to prevent the use of the Ski Area Parcel as a public ski area.

9. Buyer’s Inspections and Tests; Subdivision Approvals

(a) Buyer and Seller agree that Buyer, its agents, employees, inspectors and contractors, may go upon the Property for the purpose of making such surveys, plans, tests, studies, inspections and any other reviews and examinations as Buyer may reasonably desire, in all cases using reasonable care to avoid damage to the Property and interference with the operations of the Property by Buyer. Such right shall continue for so long as this Agreement remains in full force and effect. Buyer shall promptly repair any damage caused to the Property or any part thereof by Buyer or its agents, employees, inspectors or contractors, and shall restore such damaged portion to substantially the same condition as existed prior to such damage; and Buyer shall indemnify and hold harmles Seller, and its partners, and their respective successors and assigns, and each of them from any injury to persons or damage to property (and any related expenses, including without limitation reasonable attorney’s fees and costs) arising solely from the acts or omissions of Buyer, its agents, employees, inspectors or contractors in making any of such surveys, plans, tests, studies, inspections, reviews and examinations on the Property. The provisions and obligations under this subparagraph shall survive Closing hereunder or the earlier expiration or termination of this Agreement. Seller shall cause its employees and agents to cooperate with Buyer in connection with Buyer’s reasonable inspections under this Paragraph, without any cost or expense to Seller.

(b) Seller has prepared and filed an application or applications to subdivide (“Subdivision Application”) the Overall Seller Property to create, among other things, the Ski Area Parcel.

(c) No Subdivision Application submission shall be binding on Seller or the Overall Seller Property if the Closing does not occur, it being understood that in the event of a default by Buyer under this Agreement, Seller may, at its sole option, shall promptly and diligently withdraw all pending applications and submissions.

(d) Buyer will cooperate as reasonably required in Seller’s Subdivision Application including, without limitation, executing all required application forms, being a coapplicant if necessary, supporting the Seller’s Subdivision Application before any appropriate governmental authority or other approving body or court of appropriate jurisdiction and satisfying all conditions of approval of said Subdivision Application.

(e) Buyer and Seller shall share equally all costs and expenses incurred by Seller related to Seller’s Subdivision Application relating to (i) the assessment of any impact fee or assessment by Kidder Township, and (ii) the preparation of the Survey. The obligation of Buyer to share equally all costs and expenses incurred by Seller in the preparation of the Survey as required herein shall survive Closing or any termination of this Agreement.

(f) Subject to Section 12, Closing shall not occur until the Seller has obtained the Subdivision Approval (hereafter defined). “Subdivision Approval” means all approvals and permits related to Seller’s Subdivision Application have been approved by the appropriate governmental authority or other approving body in final, unappealed and unappealable form and include terms and conditions mutually acceptable to Seller and Buyer in their respective reasonable discretion, and any appeal from the Seller’s Subdivision Application being finally adjudicated in the court of appropriate jurisdiction permitting the subdivision in terms and conditions mutually acceptable to Seller and Buyer in their respective reasonable discretion.

(g) Seller and Purchaser shall diligently cooperate in good faith as reasonably required to effectuate the Subdivision Approval and to cause the subdivision deed or plat that is approved in accordance with the Subdivision Approval to be filed as soon as reasonably possible after execution of this Agreement; such cooperation shall include without limitation, causing the subdivision deed or plat to be signed as legally required, and entering into any developer’s agreement or similar agreement as required by Kidder Township and Carbon County as a condition to Kidder Township causing the subdivision plat to be signed (collectively, “Subdivision Perfection”).

10. Office Lease/ Licenses.

(a) Buyer agrees to enter into a lease agreement with Seller at Closing in order to lease a portion of the Property to Seller (“Seller Leased Premises”), for the use of Seller as a real estate office with related parking (“Office Lease”), a copy of which Office Lease is attached hereto as Exhibit “J”.

(b) Seller agrees to enter into a license agreement with Buyer at Closing in order to license a portion of the Overall Seller Property adjacent to the Property (the “Overflow/ Main Parking Lot”), as shown on Exhibit B-1, for use by Buyer for a parking lot for Big Boulder Ski Resort (the “Overflow/ Main Parking Lot License Agreement”), a copy of which Overflow/ Main Parking Lot License Agreement is attached hereto as Exhibit “K”.

(c) Seller agrees to enter into a license agreement with Buyer at Closing in order to license a portion of the Overall Seller Property (the “Mountain Pass”), as shown on Exhibit B-1, for use by Buyer for vehicular access to the top of Big Boulder Ski Resort (the “Mountain Pass License Agreement”), a copy of which Mountain Pass License Agreement is attached hereto as Exhibit “L”.

(d) Seller agrees to enter into a license agreement with Buyer at Closing in order to license a portion of the Overall Seller Property (the “Road “C”), as shown on Exhibit B-1, for use by Buyer for vehicular access to Dam “B” (the “Road “C” License Agreement”), a copy of which Road “C” License Agreement is attached hereto as Exhibit “ “.

(e) Seller agrees to enter into a license agreement with Buyer at Closing in order to license a portion of the Overall Seller Property (the “Road “G”), as shown on Exhibit B—1, for use by Buyer for vehicular access to Dam “B” (the “Road “G” License Agreement”), a copy of which Road “G” License Agreement is attached hereto as Exhibit “ “.

(f) Seller agrees to enter into a license agreement with Buyer at Closing in order to license a portion of the Overall Seller Property between Cardinal Lane and Big Boulder Lake (the “Lakeside Parking Area”), as shown on Exhibit B-1, for use by Buyer for parking of snow groomer vehicles (the “Lakeside Parking License Agreement”), a copy of which Lakeside Parking License Agreement is attached hereto as Exhibit “M”.

(g) Seller agrees to enter into a license agreement with Buyer at Closing in order to license a portion of the Overall Seller Property (the “Equipment Area”) for use by Buyer for storage of equipment for the use of the Ski Area Parcel as the Big Boulder Ski Resort (the “Equipment Area License Agreement”), a copy of which Equipment Area License Agreement is attached hereto as Exhibit “N-1”.

11. Conditions to Obligations; “As Is” Sale

(a) Seller’s obligations under this Agreement are contingent upon (i) all of the representations and warranties of the other Buyer and Peak contained herein being true and correct in all material respects, and the same shall remain true and correct in all material respects as though made as of the Closing Date, and (ii) the performance by Buyer and Peak of all of its respective covenants and obligations herein contained, including delivery of the Buyer’s Closing Documents at Closing, and (iii) the simultaneous closing of the sale of Jack Frost Property to Buyer pursuant to the Jack Frost Agreement of Sale, and (iv) the removal from the Remaining Seller Property by Buyer (other than that located within the Equipment Area and the Lakeside Parking Area), at Buyer’s sole cost and expense, of all personal property, equipment, debris and garbage of Buyer and Peak and restoration by Buyer, at Buyer’s sole cost and expense, of such affected Remaining Seller Property to a condition reasonably satisfactory to Seller; and (v) the approval by the Board of Directors of Big Boulder Corporation of the transaction contemplated by this Agreement. For purposes of this Agreement, the Jack Frost Property shall mean the Property (as that term is defined in the Jack Frost Agreement of Sale). For purposes of this Agreement, the Jack Frost Agreement of Sale shall mean that Agreement of Sale by and between Blue Ridge Real Estate Company, as seller, and Buyer, as buyer, concerning the Jack Frost Mountain Ski Resort.

(b) Buyer’s obligations under this Agreement are contingent upon (i) all of the representations and warranties of the Seller contained herein being true and correct in all material respects, and the same shall remain true and correct in all material respects as though made as of the Closing Date, and (ii) the performance by the Seller of all of its covenants and obligations herein contained, including delivery of the Seller’s Closing Documents at Closing, and (iii) in the case of Buyer’s obligation to pay the Purchase Price and to complete Closing, title to the Property shall be in the condition required under Paragraph 4 of this Agreement, and (iv) the simultaneous closing of the sale of Jack Frost Property to Buyer pursuant to the Jack Frost Agreement of Sale.

(c) THE ENTIRE AGREEMENT BETWEEN SELLER AND BUYER WITH RESPECT TO THE PROPERTY AND THE SALE THEREOF IS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND THE PARTIES ARE NOT BOUND BY ANY AGREEMENT, UNDERSTANDINGS, PROVISIONS, CONDITIONS, REPRESENTATIONS OR WARRANTIES OTHER THAN AS ARE EXPRESSLY SET FORTH AND STIPULATED HEREIN. EXCEPTING ONLY THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER CONTAINED HEREIN, THE PROPERTY IS BEING SOLD “AS IS, WHERE IS” IN ITS PRESENT CONDITION AND WITH ALL FAULTS, AND SELLER HAS NOT MADE AND DOES NOT MAKE ANY WARRANTY OR REPRESENTATION OF ANY KIND OR CHARACTER WHATSOEVER WITH RESPECT TO THE PROPERTY, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO,

WARRANTIES OR REPRESENTATIONS AS TO MATTERS OF TITLE (OTHER THAN SELLER’S WARRANTY OF TITLE SET FORTH IN THE DEED(S) TO BE DELIVERED AT CLOSING), ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITIONS, AVAILABILITY OF ACCESS, INGRESS OR EGRESS, OPERATING HISTORY OR PROJECTIONS, VALUATIONS, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING RELATED TO OR AFFECTING THE ECONOMIC, FUNCTIONAL, ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PROPERTY. BUYER ACKNOWLEDGES THAT BUYER HAS THE RIGHT TO HAVE THE PROPERTY INDEPENDENTLY INSPECTED AND, EXCEPT FOR THE EXPRESS REPRESENTATION AND WARRANTIES OF SELLER CONTAINED HEREIN, BUYER IS RELYING SOLELY ON THIS INSPECTION. BUYER ACKNOWLEDGES THAT IT HAS CONTINUOUSLY OPERATED THE PROPERTY PURSUANT TO THE BIG BOULDER LEASE SINCE DECEMBER 1, 2005. BUYER REPRESENTS THAT IT IS A KNOWLEDGEABLE PURCHASER OF REAL ESTATE AND THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER CONTAINED HEREIN, IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF BUYER’S CONSULTANTS, AND THAT SELLER HAS AFFORDED BUYER AND PEAK WITH A FULL AND COMPLETE OPPORTUNITY TO MAKE ITS OWN INDEPENDENT INVESTIGATION OF THE PROPERTY AND ALL MATTERS PERTAINING THERETO, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND, UPON CLOSING AND EXCEPT FOR THE EXPRESS REPRESENTATION AND WARRANTIES OF SELLER CONTAINED HEREIN, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INSPECTIONS AND INVESTIGATIONS. AS OF THE DATE OF CLOSING, BUYER HEREBY WAIVES AND RELEASES, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, ANY PAST OR FUTURE CLAIMS OR CAUSES OF ACTION AGAINST SELLER CONCERNING THE PROPERTY. BUYER HEREBY DISCLAIMS THE EXISTENCE OF OR RELIANCE UPON ANY WARRANTY (EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER CONTAINED HEREIN) OR IMPLIED WARRANTY INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PRECEDING PARAGRAPHS AND ELSEWHERE UNDER ANY EXPRESS TERM OF THIS AGREEMENT, NO AGREEMENT, REPRESENTATION OR WARRANTY MADE BY SELLER OR BUYER HEREIN SHALL SURVIVE CLOSING, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, ALL SUCH AGREEMENTS, REPRESENTATIONS AND WARRANTIES SHALL BE MERGED IN SUCH CLOSING. BUYER EXPRESSLY AGREES THAT SELLER IS NOT LIABLE OR BOUND IN ANY MATTER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN.

(d) If any condition precedent described in this Section 11(a) above shall remain unsatisfied as of Closing, then in addition to any other rights and remedies pursuant to this Agreement, Seller, in its sole discretion may terminate this Agreement prior to Closing by delivery of written notice of termination to the Buyer, and upon such election to terminate, the Escrow Agent shall, as applicable, return to Seller the Seller’s Closing Documents and return to Buyer the Buyer’s Closing Documents, and thereafter this Agreement shall be null and void, and the parties hereto shall have no further rights and obligations under this Agreement other those which specifically survive termination.

(e) If any condition precedent described in this Section 11(b) shall remain unsatisfied as of Closing, then in addition to any other rights and remedies pursuant to this Agreement, Buyer, in its sole discretion may terminate this Agreement prior to Closing by delivery of written notice of termination to the Seller, and upon such election to terminate, the Escrow Agent shall, as applicable, return to Seller the Seller’s Closing Documents and return to Buyer the Buyer’s Closing Documents and the Deposit (less Buyer’s portion of and survey and subdivision costs, which shall be paid to Seller) shall also be refunded to Buyer, and thereafter this Agreement shall be null and void, and the parties hereto shall have no further rights and obligations under this Agreement other those which specifically survive termination.

12. Closing

Closing of title hereunder (“Closing”) will be held at the offices of the Title Company, at 10:00 A.M. local time on that date which is no later than seven (7) days after Seller provides Buyer with written notice that Seller is ready to close, TIME BEING OF THE ESSENCE, (the “Closing Date”), or at such other definite place and time and/or prior date as Seller and Buyer may agree upon in writing; provided, however that Closing shall occur no later than December 30, 2011 (“Outside Closing Date), TIME BEING OF THE ESSENCE. Unless otherwise agreed between Buyer and Seller, the transaction contemplated hereby shall also be closed by means of the concurrent delivery of the documents of title and the conveyancing documents, and the payment of the Purchase Price subject to the adjustments expressly provided for under the terms of this Agreement. Buyer shall pay for any administrative charges or closing fees of the Title Company and Escrow Agent for the conduct of Closing, if any.

13. Provisions with Respect to Closing

(a) At Closing, Seller shall deliver possession of the Property to Buyer subject to possession by the Tenants under the Leases, and Seller shall execute (where applicable) and deliver, or cause to be delivered, to Buyer the following, in addition to all other documents mentioned elsewhere in this Agreement (collectively, Seller’s Closing Documents”):

(i) A Special Warranty Deed (“Deed”), in recordable form, executed and acknowledged by Seller in favor of Buyer with respect to the Real Property owned by Seller, conveying that portion of Seller’s fee title interest in such Real Property as set forth in this Agreement to Buyer (subject only to the Permitted Exceptions), in the form attached hereto as Exhibit “O”.

(ii) An updated schedule of the Leases then in effect and an updated schedule of security deposits held by Seller under the Leases, provided, however, that a default by any Tenant under any of the Leases, or the expiration of any of the Leases by the natural lapse of the term thereof, shall not affect Buyer’s obligation to complete Closing hereunder.

(iii) Originals of the Leases and guarantees thereof (or copies thereof certified by Seller to be true and complete if Seller is unable to locate originals thereof) and copies of all other records which are in the possession or control of Seller and which are reasonably necessary for the operation of the Property. All security deposits (including all letters of credit and other non-cash security devices), and all interest earned thereon required to be paid to the applicable Tenant(s), shall be delivered by Seller to Buyer at Closing by actual delivery of documents or sums, transfer of accounts (with delivery of all transfer documents required by the depository institution) or, in the case of cash, credit to the Purchase Price. Seller also shall deliver to Buyer original counterparts of the Licenses and Permits, or certified copies of same if Seller, using its good faith reasonable efforts, are unable in any instance to deliver originals.

(iv) A letter to the Tenants in the Real Property (in form reasonably acceptable to Buyer) signed by Seller and Buyer and stating that the Property and the Leases (and the Tenants’ security deposits held under the Leases) have been conveyed (and turned over) to Buyer and that the rent and other charges payable under the Leases thereafter should be paid to Buyer or Buyer’s designee.

(v) A duly executed and acknowledged Lease Termination Agreement (“Lease Termination Agreement”) in the form of Exhibit “P” attached hereto and made a part hereof.

(vi) A duly executed and acknowledged Assignment and Assumption of Licenses, Permits, Approvals and Tradenames, Permits and Licenses (“License Assignment”), in the form of Exhibit “Q” attached hereto and made a part hereof, sufficient to transfer and convey the landlord’s interest in, to and under the licenses, permits, approvals and Tradenames, Permits and Licenses.

(vii) A duly executed and acknowledged Declaration of Covenants, Easements and Restrictions (“Easement Agreement”), in the form of Exhibit “R” attached hereto and made a part hereof.

(viii) A duly executed and acknowledged Overlook/ Main. Parking Lot License Agreement.

(ix) A duly executed and acknowledged Mountain Pass License Agreement.

(x) A duly executed and acknowledged Road “C” License Agreement.

(xi) A duly executed and acknowledged Road “G” License Agreement.

(xii) A duly executed and acknowledged Lakeside Parking License Agreement.

(xiii) Intentionally Omitted.

(xiv) A duly executed and acknowledged Equipment Area License Agreement.

(xv) A duly executed and acknowledged Office Lease.

(xvi) The Memorandum of Right of First Refusal as defined in Section 24 hereof, in the form of Exhibit “S” attached hereto and made a part hereof

(xvii) An affidavit executed by Seller and confirming that Seller is a “U.S. person” and not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (“Code”).

(xviii) Such information, if any, as may be required by the closing agent for Real Estate 1099-B Report Filing pursuant to Section 6045 of the Code.

(xix) A bill of sale, in the form of Exhibit “T” attached hereto and made a part hereof, transferring the Personal Property (if any) and containing Seller’s warranty that title to the Personal Property so transferred by Seller is good and marketable and free and clear of all liens, security interests and other encumbrances excepting the Leases and Permitted Exceptions.

(xx) A title affidavit in customary form, in favor of the Title Company, together with delivery by Seller of such reasonable and customary affidavits and other instruments, organizational documents of Seller, and good standing certificates, reasonably requested by the Title Company evidencing the power and authority of Seller to convey title to the Property as required under this Agreement, and to enable the Title Company to insure such title as contemplated in Paragraph 4 of this Agreement.

(xxi) A certificate or restatement indicating that the representations and warranties of Seller made in Paragraph 5 of this Agreement are true and correct in all material respects as of the Closing Date, or if there have been any changes, a description thereof.

(xxii) A settlement statement setting forth the Purchase Price and all credits and adjustments.

(xxiii) In the event Buyer shall be entitled to receive any proceeds of insurance, or the proceeds of any award arising out of any condemnation or eminent domain proceeding, or any unpaid claim(s) for such award or proceeds, under Paragraphs 7 or 8 of this Agreement, Seller shall execute and deliver to such proper instruments as shall be reasonably required for the transfer to Buyer of all right, title and interest, if any, of Seller in and to any such award, proceeds or claim to the full extent of Buyer’s entitlement thereto.

(xxiv) Release of Property from any Seller mortgage(s).

(b) At Closing, Buyer shall (i) deliver to Seller the balance of the Purchase Price in accordance with Paragraph 3(b), above; and (ii) execute and deliver, or cause to be executed and delivered, to Seller (and Title Company, as appropriate) the following, in addition to all other documents mentioned elsewhere in this Agreement (collectively, Buyer’s Closing Documents”):

(i) To the Title Company:

(A) such title affidavit and such other reasonable and customary affidavits and other instruments, organizational documents of Buyer, partner, member or shareholder consents (if required in any instance by the organizational documents of Buyer or by any governing statute) and good standing certificates, reasonably requested by the Title Company evidencing the power and authority of Buyer to accept conveyance of title to the Property as required under this Agreement, and to enable the Title Company to insure such title as contemplated in Paragraph 4 of this Agreement.

(ii) To Seller:

(A) Intentionally omitted.

(B) Intentionally omitted.

(C) Intentionally omitted.

(D) Intentionally omitted.

(E) Intentionally omitted.

(F) Intentionally omitted.

(G) [Release of Leasehold Mortgage].

(H) The Office Lease.

(I) The Lease Termination Agreement.

(J) The License Assignment.

(K) The Easement Agreement.

(L) The Overlook/ Main Parking Lot License Agreement.

(M) The Mountain Pass License Agreement.

(N) The Road “C” License Agreement.

(O) The Road “G” License Agreement.

(P) The Lakeside Parking License Agreement.

(Q) Intentionally Omitted.

(R) The Equipment Area License Agreement.

(S) The Memorandum of Right of First Refusal.

(T) In the event the interest of Buyer under this Agreement shall be assigned in any manner permitted under this Agreement, Buyer and such assignee shall deliver to Seller an original counterpart of a written assignment and assumption of this Agreement.

(U) A settlement statement setting forth the Purchase Price and all credits and adjustments.

(c) The following items shall be prorated and adjusted as of midnight of the date preceding the date of the Closing. To the extent that the amounts of the items to be adjusted are not reasonably ascertainable as of the date of Closing, they shall be adjusted as promptly after Closing as the amounts thereof can be ascertained:

(i) Real estate taxes for the fiscal tax year(s) in which the Closing shall occur (and Seller shall pay all real estate taxes for all prior fiscal tax years).

(ii) Utility (including, without limitation, electricity, gas, steam, telephone and, water and sewer charges), if any, not otherwise separately metered and billed directly to Tenants under Leases by utility providers. If the Closing Date shall occur before the current water rates and charges and sewer taxes and rents are finally fixed, the apportionments thereof made on the date of Closing shall be upon the basis of the water or sewer rates for the preceding year applied to the latest assessed valuation and in each case, the same shall be reapportioned upon issuance of the actual bills for the periods in question. Seller shall furnish readings of the water, electric and other utility meters at the Property on or as near as reasonably possible to the date of Closing. Seller shall cooperate with Buyer to provide, as of such date, for a cancellation of electricity and other utility services in Seller’s name and a resumption thereof, without interruption, in Buyer’s name (excluding services separately metered and billed directly to Tenants under Leases). All utility billings to Tenants under Leases shall be adjusted as of the date of Closing.

(d) All real estate transfer taxes that result from the payment of the Purchase Price under this Agreement shall be borne by the parties equally, provided, however, that Seller shall not be responsible for the payment of any real estate transfer taxes which are imposed as a result of the assignment of this Agreement by Buyer to any permitted assignee (“Assignment Tax”), and provided further that Buyer shall be solely responsible for the payment of any Assignment Tax. Buyer shall pay for all recording fees for the recording of the Deeds, and any of the Seller’s Closing Documents (other than (i) any mortgage release required to be obtained by the Seller in accordance with Section 4, and (ii) any subordination, non-disturbance and attornment agreement required to be obtained by Seller pursuant to this Agreement) and Buyer’s Closing Documents to be recorded pursuant to this Agreement. Buyer and Seller shall share equally the cost of the Survey to subdivide the Property. Buyer shall pay the cost of the cost of the all title searches, the Title Commitment and the Title Policy and any title endorsement. Each party shall bear the expense of its own counsel.

(e) Buyer shall pay all sales and use taxes imposed in connection with the transfer of the Personal Property.

(f) At or before Closing, Seller shall pay all brokerage, leasing and other commissions and fees due and payable for the current term (and any preceding terms) of each Lease existing as of the Execution Date and any Leases hereafter made by Seller without first obtaining the approval of Buyer; provided and except that Buyer shall assume in writing, and shall reimburse to Seller and shall pay when due and payable (and shall indemnify and hold Seller harmless from and against (including all reasonable attorneys fees and costs)) all brokerage, leasing and other commissions and fees and associated expenses: (i) becoming due and payable on account of any renewal or extension of any Lease, or the expansion of any leased premises under any Lease listed on Exhibit G hereto, following the date of Closing, and (ii) becoming due and payable after the Execution Date on account of any Leases made with Buyer’s approval following the Execution Date, or any extensions, renewals or expansions of existing Leases through the exercise, after the Execution Date, of rights of extension, renewal or expansion now contained in any Lease or pursuant to any other renewals, extensions or expansions made with Buyer’s approval following the Execution Date. At or prior to Closing, Seller shall provide to Buyer written statements from all parties to be paid brokerage, leasing and other commissions and fees for which Seller is responsible under this subparagraph (f), confirming that all such brokerage, leasing and other commissions and fees have been paid by Seller in full. At Closing Seller shall have performed all work required under any Lease, except (A) any Lease made with Buyer’s approval after the Execution Date, and (B) any work requested by any Tenant (in connection with any renewal, extension or expansion, or otherwise) and approved by Buyer for which Buyer shall have agreed in writing to assume responsibility.

The provisions and obligations under this Paragraph 13 shall survive Closing hereunder.

14. Brokerage

(a) Each of the parties hereto represents and warrants that it has not dealt with any broker, finder or real estate consultant (“Broker”) in connection with this transaction. Seller shall indemnify Buyer against, and hold Buyer harmless from, any claim for brokerage commissions made against Buyer in connection with this transaction by Broker or any other person or entity claiming a commission through its relationship with Seller. Buyer shall indemnify Seller against, and hold Seller harmless from, any and all claims for brokerage commissions made against Seller by Broker and any other person or entity claiming a commission in connection with this transaction through its relationship with Buyer.

(b) This Paragraph 14 shall survive Closing hereunder.

15. Operations Prior to Closing

Except as required by the Leases, and except as otherwise expressly provided herein (including subparagraph (g), below), until the Closing or earlier termination of this Agreement:

(a) Seller will not make any commitment on behalf of or which would be binding upon Buyer without first obtaining Buyer’s written consent (except as otherwise expressly provided herein and any commitment made at the request of or with the approval of Buyer);

(b) Subject to the rights of Buyer under the Big Boulder Lease, Seller (i) will keep and maintain the Property in the same order, repair and condition as shall exist at the time of the execution of this Agreement, excepting improvements approved by Buyer, ordinary wear and tear and casualty damage, (ii) will not cause or permit any change in use or condition of the Property (except a Permitted Change) which shall violate or breach any laws, zoning ordinances or building permits nor commit any waste or nuisance, provided, however that submission of the Subdivision Application and pursuit of Subdivision Approval shall not constitute a violation of this provision, (iii) will promptly advise Buyer of any litigation, arbitration, or administrative hearing before any governmental agency concerning or affecting the Property arising or threatened after the Execution Date, and (iv) will maintain in full force and effect, and shall pay all premiums for, the Seller policies of insurance now in effect with respect to the Property; but Seller shall not be required to make any improvement to the presently-existing condition of the Property;

(c) Seller will not sell, assign, or convey any right, title, or interest whatsoever in or to the Property or create or permit to exist any lien, encumbrance, or charge thereon without promptly discharging the same, except as otherwise expressly provided for herein;

(d) Subject to the rights of Buyer under the Big Boulder Lease, and except as otherwise approved by Buyer, Seller will not modify, amend, enter into or renew any lease, service contract or other obligation pertaining to the Property or the operation thereof without the prior written consent of Buyer, no contract for or on behalf of or affecting the Property shall be negotiated or entered into which cannot be terminated as of and after Closing without charge, cost, penalty, or premium, and no Lease shall be renewed, extended, modified or canceled (except as any Tenant shall be entitled under the present terms of its Lease) during its term, nor shall any new lease be executed without the prior written consent of Buyer. Any renewals or extension of existing Leases or new leases approved by Buyer pursuant to this paragraph (d) shall be included within the term “Leases”. Seller shall not, without first obtaining the prior written consent of Buyer: (i) enter into any agreement not existing as of the Execution Date requiring Buyer to perform any work for or on behalf of any Tenant after the Closing Date; (ii) accept the surrender of any Lease except by reason of default on the part of the contractor or Tenant, or grant any material concession, or any rebate, allowance or free rent for any period from and after the Closing Date not provided for in any Lease as of the Execution Date; (iii) remove any Personal Property located in or on the Property, except as may be required for repair and replacement. All replacements shall be free and clear of liens and encumbrances and shall be of quality at least equal to the replaced items and shall be deemed included in this sale, without cost or expense to Buyer; provided that nothing contained herein shall require Seller to make any replacements except in the case of Seller’s removal of now-existing Personal Property.

(e) Seller shall observe and keep in full force and effect all licenses and permits now in effect with respect to the Property and shall perform all its obligations under, and shall not voluntarily terminate any Lease, or any other agreements that are necessary to carry on and conduct the present business being conducted upon the Property, and shall carry on and conduct such business in substantially the same manner as such business is now and has heretofore been carried on, including (but not limited to) maintenance of the insurance policies now in effect with respect to the Property.

(f) Seller promptly shall provide copies to Buyer upon Seller’s receipt hereafter of any: notice from any party alleging that Seller is in default of its obligations under any of the Leases, or any permit or agreement affecting the Property or any portion thereof; any tax bill, notice of assessment or notice of change in a tax rate or assessment affecting the Property; any notice of a taking or condemnation affecting or relating to the Property; any notice instituting or asserting any material claim, action, investigation or proceeding affecting the Property; or any notice from a Tenant under any of the Leases terminating, expanding or extending, or seeking to terminate, expand or extend its lease, or asserting any material default on the part of the landlord thereunder; or any notice from any governmental authority asserting any violation of law with respect to the Property.

(g) Seller shall not, after the Execution Date and during the continuance of this Agreement, without the consent of Buyer, enter into any service contract regarding the Property, or renewal or extension thereof, unless each such contract or renewal or extension shall permit Seller to terminate such contract at or prior to the Closing Date, and Seller shall terminate such contracts at or prior to the Closing Date unless in any instance otherwise expressly requested by Buyer. A copy of any such service contract or renewal or extension thereof made by Seller after the Execution Date shall promptly be delivered by Seller to Buyer.

16. Default

(a) If Buyer defaults hereunder (including any failure of the conditions stated in Paragraph 11(a) above), then Seller’s sole remedy prior to Closing (except with regard to Buyer’s obligations under Paragraph 9 (a), above) shall be to retain the Deposit with any interest earned thereon, as liquidated damages and not as a penalty, which amount is the best estimate by the parties of the damages Seller would suffer from such breach, it being agreed that Seller’s damages are difficult if not impossible to ascertain, and thereupon this Agreement shall terminate and thereafter neither party shall have any further rights, duties, obligations or liabilities hereunder. Seller waives any right to specific performance or actual damages it may have on account of any default by Buyer hereunder.

(b) If Seller defaults hereunder (including any failure of the conditions stated in Paragraph 11(a) above), or Seller affirmatively takes any wrongful action which prevents Seller from conveying title to the Property in accordance with the terms of this Agreement, then Buyer sole remedies shall be (i) the right to specific performance (in which event, and if Buyer shall prevail in obtaining the remedy of specific performance by final unappealed and unappealable judgment, Seller also shall be obligated to pay to Buyer the reasonable attorney’s fees and costs of suit actually incurred by Buyer in such suit or action), or (ii) to terminate the Agreement and receive a refund of the Deposit by the Escrow Agent.

(c) In the instance in which liquidated damages have been specified herein, the parties acknowledge that the applicable sum specified is intended as liquidated and final monetary damages and not as a penalty, and that such specified amount is the best estimate by the parties of the damages Seller would suffer from such breach, it being agreed that Seller’s damages are and would be difficult if not impossible to ascertain.

(d) The provisions of this Paragraph 16 shall survive Closing.

17. Time of Essence

The time for the Closing and all other times referred to for the performance of any of the obligations of either party under this Agreement are agreed to be of the essence to this Agreement; and time wherever mentioned herein. is not to be extended except by consent in writing signed by all parties.

18. Waiver of Conditions

Buyer shall have the right, in the sole and absolute exercise of its discretion, to waive any of the terms or conditions of this Agreement which are strictly for the benefit of Buyer and to purchase the Property in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver shall be made by notice in writing to Seller delivered at or prior to the Closing. Seller shall have the right, in the sole and absolute exercise of its discretion, to waive any of the terms or conditions of this .Agreement which are strictly for the benefit of Seller and to sell and convey the Property in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver shall be made by notice in writing to Buyer delivered at or prior to the Closing. Excepting Seller’s express representations contained herein which by the terms hereof are intended to survive Closing, completion of Closing by Buyer shall be deemed a waiver of all conditions to Buyer’s obligations set forth in this Agreement.

19. Further Assurance

Upon request, at any time after Closing, Seller and Buyer will execute and deliver such further instruments of conveyance and transfer and take such other action as the requesting party may reasonably request to convey and, transfer effectively to Buyer any of the Property to be sold hereunder, and to assist Buyer in the reduction to possession of any such Property or otherwise to effectuate the intentions of the parties as set forth in this Agreement. The provisions and obligations under this Paragraph shall survive Closing hereunder.

20. Integration - Merger

This Agreement contains the final and entire agreement between the parties hereto and they shall not be bound by any terms, conditions, statements or representations, oral or written, not contained herein. All understandings and agreements heretofore made between the parties are merged in this Agreement, which alone fully and completely expresses the agreement of the parties and which may not be changed, modified or terminated except by a written instrument signed by the parties.

21. No Recording

This Agreement shall not be lodged for recording in any place or office of public record and any action in violation of this provision shall be deemed to be a default hereunder and shall permit the other party to terminate this Agreement immediately by written notice; provided, however, the filing or recording of this Agreement as part of any proceedings instituted in any court of competent jurisdiction to enforce the provisions of this Agreement shall not be deemed to be a breach of this Paragraph 21.

22. Notice

All notices, demands or requests required or permitted to be made pursuant to, under or by virtue of this Agreement must be in writing and mailed, postage prepaid and by certified or registered mail, return receipt requested, or delivered by Federal Express or other reputable independent overnight delivery service providing written evidence of delivery, or by hand delivery with written evidence of delivery, addressed as follows:

To Seller:	Big Boulder Corporation
Route 940 and Moseywood Road
P 0 Box 707
Blakeslee, PA 18610
Fax: (570) 443-8412
Attention: Eldon D. Dietterick

With a copy to
as sent above to:	Gibbons P.C.
Two Logan Square
18th and Arch Streets
Philadelphia, Pa 19103
Fax: 267-675-6347
Attn: Alfred R. Fuscaldo, Esquire

With a copy to
as sent above to:	Shulman & Shabbick
1935 Center Street
Northampton, PA 18067
Fax: (610) 262-2239
Attn: David Shulman, Esquire

To Buyer:	JFBB Ski Areas, Inc.
17409 Hidden Valley Drive
Wildwood, Missouri 63025
Fax: 636.549.0064
Attn: Richard Deutsch

With a copy sent as
above to:	Helfrey, Neiers & Jones, P.C.
120 S. Central Avenue
Suite 1500
St. Louis, Missouri 63105
Fax: 314-725-5754
Attn: David L. Jones, Esquire

If to Escrow Agent:	Pocono Area Abstract Company
Attention: Ric Hanna
P.O. Box 128
Blakeslee, Pennsylvania 18610
Telephone: (570) 646 - 0282
Telefax: 570-443-8412
Email: paac@epix.net

Such notices, demands or requests shall be deemed to have been given and delivered on the earlier of the date of actual receipt thereof or (i) if delivered by Federal Express or other reputable overnight delivery service, on the business day next succeeding the date on which the same was delivered by the sender to such courier, or (ii) if by United States certified or registered mail, as of three (3) business days after the date of mailing, or on the date of actual receipt, whichever is earlier. Either party may change the address to which such notices, demands or requests shall be mailed hereunder by written notice of such new address mailed to the other party hereto in accordance with the provisions of this Paragraph. Notice given by legal counsel on behalf of any party shall be deemed to be given by such party.

23. Miscellaneous

(a) No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other of subsequent failure or refusal by the other party so to comply.

(b) This Agreement shall inure to the benefit of and shall bind the heirs, executors, administrators, successors and assigns of the respective parties. If Buyer defined herein shall now or hereafter consist of more than one person or entity, each such person or entity shall be jointly and severally liable for the obligations of Buyer, as applicable.

(c) Any headings preceding the text of Paragraphs of this Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect. All exhibits and schedules annexed hereto and referenced in this Agreement are incorporated herein.

(d) This Agreement may be executed in counterparts, each of which shall be deemed an original;

(e) Any Closing costs not specifically described and allocated herein shall be apportioned between Buyer and Seller according to the custom prevailing in the metropolitan area in which the Real Property is situated, for similar types of real estate transactions.

(f) This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

(g) Formal tender of an executed deed or of purchase money is hereby waived.

(h) This Agreement may not be assigned by Buyer without Seller’s prior written consent, which consent may be withheld or conditioned in Seller’s sole and absolute discretion.

(i) In any litigation between the parties regarding this Agreement, and in addition to any liquidated, stipulated or other damages permitted hereunder, the losing party shall pay to the prevailing party all reasonable expenses and court costs including reasonable attorneys fees incurred by the prevailing party. A party shall be considered the prevailing party if: (a) it initiated the litigation and substantially obtains the relief it sought, either through a judgment or the losing party’s voluntary action before arbitration (after it is scheduled), trial or judgment; (b) the other party withdraws its action without substantially obtaining the relief it sought; or (c) it did not initiate the litigation and judgment is entered for either party, but without substantially granting the relief sought. A party’s right to the foregoing shall not merge with but shall survive the entry of judgment, and shall extend to appeals and collection, The obligations of the parties under this subparagraph shall survive Closing and the termination of this Agreement.

(j) Nothing contained in this Agreement shall be deemed to create any joint venture or partnership or similar association between Buyer and Seller, and the relationship between Buyer and Seller is only that of purchaser and seller.

(k) A Real Estate Recovery Fund exists to reimburse any person who has obtained a final civil judgment against a Pennsylvania real estate licensee owing to fraud, misrepresentation, or deceit in a real estate transaction and who has been unable to collect the judgment after exhausting all legal and equitable remedies. For complete details about the Fund, call (717) 783-3658 or (800) 822-2113 (within Pennsylvania) and (717) 783-4854 (outside Pennsylvania).

24. Right of First Refusal

(a) Right of First Refusal. Following Closing, Seller shall have the right of first refusal (the “Right of First Refusal”) to purchase the Property as more fully set forth in the Declaration of Covenants, Easements and Restrictions which shall be recorded at Closing.

(b) A Memorandum of Right of First Refusal, in the form attached hereto as Exhibit “S”, shall be recorded at Closing.

(c) The provisions of this Section 24 shall survive Closing indefinitely.

25. Severability of Provisions

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then unless such provision or provisions shall be of the essence of this Agreement such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been contained herein.

26. Non-Disclosure

Neither party shall make public disclosure with respect to this transaction before the Closing except:

(a) as may be required by law, including without limitation disclosure required under securities laws, or by the Securities and Exchange Commission, or by the rules of any stock exchange, or in connection with any filing or registration made by the Trust as the issuer of publicly traded securities; and

(b) to such current and prospective lenders, attorneys, accountants, partners, members, directors, officers, employees and representatives of either party or of such party’s advisors who need to know such information for the purpose of evaluating and consummating the transaction, including the financing of the transaction; and

(c) to present or prospective sources of financing; and

(d) by Seller to its agents and Tenants in connection with the implementation of this Agreement.

27. Indemnification

(a) Buyer and Peak hereby jointly and severally agree to indemnify Seller, its officers, partners, employees, agents, and their respective heirs, personal representatives, successors and assigns, against, and to defend Seller and hold it harmless from, any and all liabilities, losses, damages, claims, costs and expenses, including without limitation reasonable attorneys’ fees and disbursements, incurred or accruing on or after the date of the Big Boulder Lease in connection with the use and operation of the Property and any of them accruing on and after the date of this Agreement, and claims arising from capital improvements made to the Property, or any part thereof; by Buyer; provided however, with respect to Environmental Claims concerning the Property, Buyer and Peak hereby jointly and severally agree to indemnify Seller, its officers, partners, employees, agents, and their respective heirs, personal representatives, successors and assigns, against, and to defend Seller and hold it harmless from, any and all liabilities, losses, damages, claims, costs and expenses, including without limitation reasonable attorneys’ fees and disbursements, incurred or accruing from any such Environmental Claim regardless of whether such Environmental Claim arose or accrued prior to, or after, the date of the Big Boulder Lease.

(b) Seller hereby agrees to indemnify Buyer, its officers, shareholders, partners, employees, agents, and their respective heirs, personal representatives, successors and assigns, against, and to defend Buyer and hold it harmless from, any and all liabilities, losses, damages, claims (other than Environmental Claims), costs and expenses, including without limitation reasonable attorneys’ fees and disbursements, incurred or accruing between the date of Seller’s acquisition of the Property and the date of the Big Boulder Lease in connection with the use and operation of the Property; and provided further that the Seller and Buyer agree that Seller will not, with respect to any Environmental Claim concerning the Property from the beginning of time, indemnify the Buyer, its officers, shareholders, partners, employees, agents, and their respective heirs, personal representatives, successors and assigns, against, or defend Buyer and hold it harmless from, any and all liabilities, losses, damages, claims, costs and expenses, including without limitation reasonable attorneys’ fees and disbursements, and Buyer hereby releases Seller from any and all liability or obligation with respect to such Environmental Claims.

(c) This provision shall survive Closing indefinitely.

28. Escrow.

(a) The Deposit paid by Buyer under Paragraph 3, above, shall be held in escrow in an interest-bearing account by Pocono Area Abstract Company, as escrow agent (the “Escrow Agent”), pursuant to the terms and conditions of the Deposit Escrow Agreement attached hereto and made a part hereof as Exhibit “_” or, if such form is not acceptable to Escrow Agent, such alternate form of escrow agreement mutually acceptable to Seller, Buyer and Escrow Agent. Seller, on the one part, and Buyer, on the other part, shall each pay one-half (1/2) of the charges of the Escrow Agent for the escrow of the Deposit, if any. At Closing, Escrow Agent shall pay over to Seller the amount of the Deposit and all interest earned thereon, which amount shall be credited against the Purchase Price. If Closing does not occur, Escrow Agent shall remit the Deposit to the party entitled to the Deposit as set forth in this Agreement. Buyer and Seller hereby jointly agree to indemnify and hold harmless the Escrow Agent from and against any and all liability hereunder except as a result of Escrow Agent’s willful misconduct or gross negligence. In the event of any dispute as to whether or not Seller is entitled to retain the Deposit, or to whom any portion of the Deposit should be delivered, the Escrow Agent may retain the Deposit until a court of competent jurisdiction has determined the entitlement thereto, or may deposit the Deposit with a court of competent jurisdiction in connection with the commencement of an interpleader action and thereby be relieved of all liability to either party hereto. The covenants and provisions of this Paragraph shall survive Closing.

29. Coal Notice

(a) THIS DOCUMENT DOES NOT SELL, CONVEY, TRANSFER, INCLUDE OR INSURE THE TITLE TO THE COAL AND RIGHT OF SUPPORT UNDERNEATH THE SURFACE LAND DESCRIBED OR REFERRED TO HEREIN, AND THE OWNER OR OWNERS OF SUCH COAL HAVE THE COMPLETE LEGAL RIGHT TO REMOVE ALL OF SUCH COAL AND, IN THAT CONNECTION, DAMAGE MAY RESULT TO THE SURFACE OF THE LAND AND ANY HOUSE, BUILDING OR OTHER STRUCTURE ON OR IN SUCH LAND. THIS INCLUSION OF THIS NOTICE DOES NOT ENLARGE, RESTRICT OR MODIFY ANY LEGAL RIGHTS OR ESTATES OTHERWISE CREATED, TRANSFERRED, EXCEPTED OR RESERVED BY THIS INSTRUMENT.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto, intending to be legally bound hereby, as of the day and year first above written.

SELLER:		BUYER:

BIG BOULDER CORPORATION,		JFBB SKI AREAS, INC.
a Pennsylvania corporation		a Missouri corporation

By:	/s/ Eldon D. Dietterick	By:	/s/ Timothy D. Boyd

Attest:	/s/ Christine A. Liebold	Witness:	/s/ Dawn M. Humphreys
(Corporate Seal)

Consent of Peak Resorts, Inc.

The undersigned has executed this Agreement to acknowledge and confirm (i) its acceptance of the terms and conditions of this Agreement, and (ii) its acceptance of its rights, duties and obligations under this Agreement.

Peak Resorts, Inc., a Missouri corporation
By:	/s/ Timothy D. Boyd
	Name:	Timothy D. Boyd
	Title:	President

ESCROW AGENT:

Pocono Area Abstract Co.
a Pennsylvania Corporation

By:	/s/ Erick D. Hanna
Attest:	/s/ John E. Riley
(Corporate Seal)